Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Samuel G. Stone
Date Submitted: June 17, 2013	Executive Vice President and
NASDAQ Symbol: FBMI	Chief Financial Officer
(989) 466-7325

Firstbank Corporation Completes Redemption of Series A Preferred Stock

Alma, MI (FBMI) – On Friday, June 14, 2013, Firstbank Corporation completed the redemption and retirement of all of the remaining shares outstanding of its Series A Preferred Stock. The company paid preferred shareholders a total of $17,000,000 plus dividends accrued since the last regular quarterly payment of dividends. In accordance with the original terms of the preferred stock, the redemption price paid was the $1,000 per share liquidation value. The 17,000 shares that remained outstanding prior to the redemption were all held by private investors who had purchased the shares from the U.S. Treasury at its auction held on June 28, 2012.

Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, stated “This redemption marks a key milestone in our company’s successful navigation of the “great recession’. Our increasing profitability and improving credit metrics are allowing us to shed the extra capital that we took on as protection against uncertain risks in the economy, while at the same time increasing dividends to common shareholders. We have now completed the redemption of all of the preferred shares issued in 2009 as part of the U.S. Treasury’s TARP Capital Purchase Program and the repurchase of the related warrants in July 2012. We are very proud that the combination of the warrant repurchase plus the proceeds received from the auction of the preferred shares, returned the full $33 million investment to the Treasury – along with our having made every 5% dividend payment during the period. This gave the U.S. Treasury a return on investment well in excess of its borrowing cost; and it gave private investors who purchased preferred shares at the auction a good return on their investment. We believe our participation in the program has served our company well, and has been a win–win–win for all involved.”

Firstbank Corporation, headquartered in Alma, Michigan, is a bank holding company using a community bank local decision-making format with assets of $1.5 billion and 46 banking offices serving Michigan’s Lower Peninsula.